CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post–Effective Amendment to the Registration Statement on Form N-1A of the Horizon Funds, and to the use of our report dated January 28, 2016 on the financial statements and financial highlights of Horizon Active Asset Allocation Fund, Horizon Active Risk Assist Fund, and Horizon Active Income Fund, each a series of shares of The AdvisorOne Funds, predecessor to The Horizon Funds.  Such financial statements and financial highlights appear in the 2015 Annual Report to Shareholders, which is incorporated by reference in the Statement of Additional Information in the Form N-1A.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
March 24, 2016